Exhibit (m)(2)

                  Trust:        Farmers Investment Trust (the "Trust")
                  Series:       Income Portfolio
                                Income with Growth Portfolio
                                Balanced Portfolio
                                Growth with Income Portfolio
                                Growth Portfolio
                                (each a "Fund")


               CLASS B SHAREHOLDER SERVICES AND DISTRIBUTION PLAN

         Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), this Shareholder Services and Distribution Plan (the "Plan") has been adopted by the Trust for the Class B shares of each Fund by the vote of a majority of the members of the Trust's Board of Trustees (the "Board"), including a majority of the Board members who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Qualified Board Members"), cast in person at a meeting called for the purpose of voting on the Plan.

         1.       Compensation.

                  (a) Distribution Services. The Fund will pay to Kemper Distributors, Inc. ("KDI") at the end of each calendar month a distribution services fee computed at the annual rate of .75% of average daily net assets attributable to the Class B Shares of the Fund (the "Class B Shares") for services and expenses primarily intended to result in the sale of the Class B Shares. Such services and expenses may include, but are not limited to, compensation to registered representatives or other employees of KDI and its affiliates and to other broker-dealers that have entered into a dealer agreement with KDI; compensation to and expenses of employees of KDI who engage in or support the distribution of the Class B Shares; telephone expenses; interest expense; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; administrative services and expenses; and profit on the foregoing. KDI may compensate various financial service firms appointed by KDI ("Firms") in accordance with the provisions of the Trust's Underwriting and Distribution Agreement (the "Distribution Agreement") for sales of Class B Shares at the fee levels provided in the Fund's registration statement from time to time. KDI may pay other commissions, fees or concessions to Firms, and may make payments to others in its discretion, to the extent not inconsistent with applicable law. The distribution services fee for the Class B Shares shall be charged only to the Class B Shares. The distribution services fee shall be in addition to and shall not be reduced or offset by the amount of any contingent deferred sales charge received by KDI.

                  (b) Shareholder Services. In addition to the amounts described in subparagraph (a) above, the Fund will pay to KDI at the end of each calendar month a

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shareholder services fee computed at an annual rate of up to 0.25 of 1% of the average daily net assets attributable to the Class B Shares as compensation for "service activities" (as defined below) rendered to shareholders of the Class B Shares. (The current fee schedule is set forth as Appendix 1 hereto.) For purposes of this Plan, the term "service activities" shall mean activities in connection with the provision of personal, continuing services to investors in the Class B Shares, but such term shall not include: (i) transfer agent and subtransfer agent services for beneficial owners of Class B Shares; (ii) aggregating and processing purchase and redemption orders; (iii) providing beneficial owners with statements showing their positions in Class B Shares;
(iv) processing dividend payments; (v) providing subaccounting services for Class B Shares held beneficially; (vi) forwarding shareholder communications to beneficial owners; and (vii) receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if the National Association of Securities Dealers Inc. (the "NASD") adopts a definition of "service activities" for purposes of Conduct Rule 2830 that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this subparagraph (b) automatically shall be amended, without further action of the parties, to conform to such NASD definition. Overhead and other expenses of KDI related to its "service activities," including telephone and other communications expenses, may be included in the amounts expended for such activities. KDI shall appoint various Firms to provide related services and facilities for investors in the Class B Shares. The Firms shall provide such office space and equipment, telephone facilities, personnel or other services as may be necessary or beneficial for providing information and services to investors in the Class B Shares. Firms may include affiliates of KDI. KDI may also provide some of the above services directly to investors in the Class B Shares. The shareholder services fee for the Class B shares shall be charged only to the Class B Shares.

                  (c) Proration. For the month and year in which this Plan becomes effective or terminates, there shall be an appropriate proration of the distribution and shareholder services fees payable by the Fund as set forth above on the basis of the number of days that the Plan and any agreements related to the Plan are in effect with respect to the Fund during the month and year, respectively.

         2. Periodic Reporting. On a quarterly basis, KDI shall prepare, and the Board shall review, a written report of the amounts expended by the Fund under this Plan and the purposes for which such expenditures were made and such other information as from time to time shall be reasonably requested by the Board.

         3. Continuance. This Plan shall continue in effect indefinitely with respect to the Fund, provided that such continuance is approved at least annually by a vote of a majority of the Board, and of the Qualified Board Members, on behalf of the Fund, cast in person at a meeting called for such purpose.

         4. Termination. This Plan may be terminated by the Fund at any time without penalty with respect to the Class B Shares by vote of a majority of the Qualified Board Members, on

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behalf of the Fund, or by vote of the majority of the outstanding voting securities of the Class B Shares.

         5. Amendment. This Plan may not be amended to increase materially the amount to be paid to KDI by the Fund for distribution and shareholder services with respect to the Class B Shares without the vote of a majority of the outstanding voting securities of the Class B Shares. All material amendments to this Plan must in any event be approved by a vote of a majority of the Board, and of the Qualified Board Members, cast in person at a meeting called for such purpose.

         6. Selection of Non-Interested Board Members. So long as this Plan is in effect, the selection and nomination of those Board members who are not interested persons of the Fund will be committed to the discretion of Board members who are not themselves interested persons.

         7. Recordkeeping. The Trust will preserve copies of this Plan, any related agreement, and all reports made pursuant to Paragraph 2 above for a period of not less than six (6) years from the date of the Plan, the agreement, or the report, as the case may be, the first two (2) years in any easily accessible place.

         8. Limitation of Liability. All parties hereto are expressly put on notice of the Fund's Declaration of Trust and all amendments thereto, all of which are on file with the Secretary of The Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. Any obligation of the Fund hereunder shall be binding only upon the assets of the Class B shares and shall not be binding on any Board member, officer, employee, agent, or shareholder of the Fund. Neither the authorization of any action by the Board members or shareholders of the Fund nor the adoption of the Plan on behalf of the Fund shall impose any liability upon any Board member or upon any shareholder.

         9. Definitions. The terms "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Act and the rules and regulations thereunder.

         10. Severability; Separate Action. If any provisions of this Plan shall be held or made invalid by a court decision, rule or otherwise, the remainder of this Plan shall not be affected thereby. Action shall be taken separately for the Fund or the Class B shares as the Act or the rules thereunder so require.

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DRAFT

                                   APPENDIX I




                            FARMERS INVESTMENT TRUST

                                FEE SCHEDULE FOR
                   SHAREHOLDER SERVICES AND DISTRIBUTION PLAN


         Pursuant to Section 1 of the Shareholder Services and Distribution Plan to which this Appendix is attached, the Trust and KDI agree that the shareholder services fee will be computed at an annual rate of .25 of 1% (the "Fee Rate") based upon assets with respect to which a Firm provides administrative services.



FARMERS INVESTMENT TRUST


By:  /s/Thomas F. McDonough
     -----------------------
     Name:  Thomas F. McDonough
     Title: Vice President


KEMPER DISTRIBUTORS, INC.


By:  /s/Kathryn L. Quirk
     -----------------------
     Name:  Kathryn L. Quirk
     Title: Director



Dated:  February 12, 1999
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